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As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-113032

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation of Organization)	33-0580106 (I.R.S. Employer Identification Number)
220 West Crest Street, Escondido, California 92025-1707 (760) 741-2111 (Address, including Zip Code, Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Copies To:
Michael R. Pfeiffer, Esq. Realty Income Corporation 220 West Crest Street Escondido, California 92025-1707 (760) 741-2111	William J. Cernius, Esq. Jeevan B. Gore, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 (714) 540-1235

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 11, 2004

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

$800,000,000

REALTY INCOME CORPORATION

DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

        Realty Income Corporation may from time to time offer in one or more series (1) our debt securities, (2) shares of our preferred stock, $1.00 par value per share, or (3) shares of our common stock, $1.00 par value per share, with an aggregate public offering price of up to $800,000,000 on terms to be determined at the time of the offering. Our debt securities, our preferred stock and our common stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

        The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

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  in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into shares of our preferred stock or common stock, covenants and any initial public offering price;

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  in the case of our preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and

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  in the case of our common stock, any initial public offering price.

In addition, the specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "O." On February 19, 2004, the last reported sale price of the common stock was $42.75 per share.

        Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2004.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to the registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        All references to "Realty Income" "our" and "we" in this prospectus mean Realty Income Corporation and its wholly-owned subsidiaries and other entities controlled by Realty Income Corporation except where it is clear from the context that the term means only the issuer, Realty Income Corporation.

THE COMPANY

        Realty Income Corporation, the Monthly Dividend Company ®, a Maryland corporation ("Realty Income," the "Company," "our" or "we") was organized to operate as an equity real estate investment trust, or REIT. Over the past 35 years Realty Income and its predecessors have been acquiring and owning freestanding retail properties that generate rental revenue under long-term (primarily 15 to 20 years) lease agreements. Our monthly distributions are supported by the cash flow from over 1,400 retail properties leased to regional and national retail chains.

        We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise.

        Our primary business objective is to generate dependable monthly distributions from a consistent and predictable level of funds from operations, or FFO, per share. Additionally, we seek to increase distributions to stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

        Our portfolio management focus includes:

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  Contractual rent increases on existing leases;

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  Rental increases at the termination of existing leases when market conditions permit; and

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  The active management of our property portfolio, including re-leasing of vacant properties and selective sales of properties.

        Our acquisition of additional properties adheres to a focused strategy of primarily acquiring properties that are:

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  Freestanding, single-tenant, retail locations;

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  Leased to regional and national retail chains; and

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  Leased under long-term, net-lease agreements.

        As of December 31, 2003, we owned a diversified portfolio:

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  Of 1,404 retail properties;

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  With an occupancy rate of 98.1%, or 1,378 properties occupied, of the 1,404 properties;

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  Leased to 85 different retail chains;

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  Doing business in 28 separate retail industries;

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  Located in 48 states;

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  With over 11.3 million square feet of leasable space; and

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  With an average leasable retail space of 8,100 square feet.

        Of the 1,404 properties in the portfolio, 1,399, or 99.6%, are single-tenant retail properties with the remaining five being multi-tenant properties. As of December 31, 2003, 1,374, or 98.2%, of the 1,399 single-tenant properties were leased with a weighted average remaining lease term (excluding extension options) of approximately 11.8 years.

        In addition to our real estate portfolio, at December 31, 2003 our subsidiary, Crest Net Lease, Inc. had invested $55.3 million in a portfolio of 37 properties. These properties are held for sale.

        We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our acquisition and investment activities are concentrated in well-defined target markets and generally focus on middle-market retailers providing goods and services that satisfy basic consumer needs.

        Our net-lease agreements generally:

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  Are for initial terms of 15 to 20 years;

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  Require the tenant to pay minimum monthly rents and property operating expenses (taxes, insurance and maintenance); and

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  Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases, or additional rent calculated as a percentage of the tenants' gross sales above a specified level.

        We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties under long-term, net-lease agreements can produce consistent, predictable income. We also believe that a portfolio of long-term leases that require tenants to be responsible for property expenses generally produces a more predictable income stream than many other types of real estate portfolios, while continuing to offer the potential for growth in rental income.

        Our net-leased retail properties are primarily leased to regional and national retail chain store operators. Generally, our properties contain single-story buildings and adequate parking on site to accommodate peak retail traffic periods. The properties tend to be on major thoroughfares with relatively high traffic counts and adequate access, egress and proximity to a sufficient population base to constitute a suitable market or trade area for the retailer's business.

        Our principal executive offices are located at 220 West Crest Street, Escondido, California 92025 and our telephone number is (760) 741-2111.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words estimated, anticipated and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, including, among other things:

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  Our anticipated growth strategies;

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  Our intention to acquire additional properties;

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  Our intention to sell properties;

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  Our intention to re-lease vacant properties;

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  Anticipated trends in our business, including trends in the market for long-term net leases of freestanding, single-tenant retail properties;

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  Future expenditures for development projects; and

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  Profitability of our subsidiary, Crest Net Lease, Inc.

        Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. In particular, some of the factors that could cause actual results to differ materially are:

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  Our continued qualification as a real estate investment trust;

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  General business and economic conditions;

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  Competition;

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  Interest rates;

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  Accessibility of debt and equity capital markets;

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  Other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and illiquidity of real estate investments; and

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  Acts of terrorism and war.

        Additional factors that may cause risks and uncertainties include those discussed in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that this prospectus was filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

RISK FACTORS

        In evaluating an investment in our common stock, you should carefully consider the following risk factors, in addition to the other risks and uncertainties described in this prospectus and the documents incorporated by reference therein, including the information appearing under the heading "Business—Properties—Matters Pertaining to Certain Properties and Tenants" and "Business—Other Items" in our Annual Report on Form 10-K for the year ended December 31, 2003.

In order to grow we need to continue to acquire investment properties which may be subject to competitive pressures.

        We face competition in the acquisition, operation and sale of property. We expect competition from:

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  businesses;

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  individuals;

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  fiduciary accounts and plans; and

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  other entities engaged in real estate investment and financing.

        Some of these competitors are larger than we are and have greater financial resources. This competition may result in a higher cost for properties that we wish to purchase.

Our tenants' creditworthiness and ability to pay rent may be affected by competition in their industries.

        The tenants leasing our properties generally face significant competition from other operators. This competition may adversely impact:

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  that portion, if any, of the rental stream to be paid to us based on a tenant's revenues; and

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  the tenant's results of operations or financial condition.

As a property owner, we may be subject to unknown environmental liabilities.

        Investments in real property can create a potential environmental liability. An owner of property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

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  our knowledge of the contamination;

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  the timing of the contamination;

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  the cause of the contamination; or

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  the party responsible for the contamination of the property.

        There may be environmental problems associated with our properties of which we are unaware. In that regard, a number of our properties are leased to operators of oil change and tune-up facilities as well as convenience stores that sell petroleum-based fuels. These facilities, and other of our properties, use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products, which could create a potential for release of hazardous substances.

        The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. Although our leases generally require our tenants to operate in compliance with all applicable federal, state and local laws, ordinances and regulations and to indemnify us against any environmental liabilities arising from the tenants' activities on the property, we could nevertheless be subject to strict liability by virtue of our ownership interest, and we cannot assure you that our tenants could or would satisfy their indemnification obligations under the leases. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations, financial condition or on our ability to make distributions to stockholders.

        Compliance.    We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the properties we currently own. Nevertheless, if environmental contamination should exist, we could be subject to strict liability for the contamination by virtue of our ownership interest.

        Insurance.    Since December 1996, we have maintained an environmental insurance policy on our property portfolio. The limit on our current policy is $10 million per occurrence and $50 million in the aggregate, subject to a $25,000 self insurance retention per occurrence for properties with underground storage tanks and a $100,000 self insurance retention per occurrence for all other properties. It is possible that our insurance will be insufficient to address any particular environmental situation and that we could be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

If we fail to qualify as a real estate investment trust, the amount of dividends we are able to pay would decrease.

        We believe that we are organized and have operated, commencing with our taxable year ended December 31, 1994, and we intend to continue to operate, so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). However, we cannot assure you that we have satisfied the requirements for qualification as a REIT, that we will continue to be organized as a REIT, or that we have been or will continue to be able to operate in a manner so that we qualify or remain qualified as a REIT.

        Qualification as a REIT involves the satisfaction of numerous requirements under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control.

        For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must pay distributions to stockholders aggregating annually at least 90% of our REIT taxable income (as defined in the Code and determined without regard to the dividends paid deduction and by excluding net capital gains).

        In the future it is possible that legislation, new regulations, administrative interpretations or court decisions will change the tax laws with respect to qualification as a REIT, or the federal income tax consequences of that qualification.

        If we were to fail to qualify as a REIT in any taxable year:

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  we would be required to pay federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

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  we would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders;

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  we may be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost;

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  we would no longer be required to make distributions to stockholders; and

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  this treatment would substantially reduce amounts available for investment or distribution to stockholders because of the additional tax liability for the years involved.

        In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. Even if we qualify for and maintain our REIT status, we are subject to specified federal, state and local taxes on our income and property. For example, if we have net income from a prohibited transaction, that income will be subject to a 100% tax. In addition, any taxable REIT subsidiary in which we own an interest, including Crest Net, will be required to pay federal and state taxes at the applicable tax rates on its income and property.

Distribution requirements imposed by law limit our flexibility.

        To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 90% of our REIT taxable income determined without regard to the dividends paid deduction and by excluding net capital gains each year.

        We are also subject to tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income (including net capital gains) each year.

        In addition, we are required to pay a 4% nondeductible excise tax to the extent that distributions we pay in a calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year, and any income that was not distributed in prior years.

        We intend to continue to make distributions to our stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses to arrive at taxable income, along with the effect of required debt amortization payments, could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

Real estate ownership is subject to particular economic conditions that may have a negative impact on our revenue.

        We are subject to all of the general risks associated with the ownership of real estate. In particular, we face the risk that rental revenue from the properties will be insufficient to cover operating expenses, debt service payments on indebtedness we incur and distributions on our stock. Additional real estate ownership risks include:

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  adverse changes in general or local economic conditions;

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  changes in supply of, or demand for, similar or competing properties;

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  changes in interest rates and operating expenses;

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  competition for tenants;

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  changes in market rental rates;

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  inability to lease properties upon termination of existing leases;

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  renewal of leases at lower rental rates;

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  inability to collect rents from tenants due to financial hardship, including bankruptcy;

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  changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate;

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  uninsured property liability;

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  property damage or casualty losses;

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  unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws;

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  acts of terrorism and war; and

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  acts of God and other factors beyond the control of management.

An uninsured loss or a loss that exceeds the policy limits on our properties could subject us to lost capital or revenue on those properties.

        Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land, or property, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant's expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. The insurance policies our tenants are required to maintain for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements. Our tenants are generally required to maintain general liability coverage varying between $1,000,000 and $10,000,000 depending on the tenant and the industry in which it operates.

        In addition to the indemnities and required insurance policies identified above, many of our properties are also covered by flood and earthquake insurance policies (subject to substantial deductibles) obtained and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake (subject to substantial deductibles) and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. However, should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders.

Compliance with the Americans With Disabilities Act of 1990 and fire, safety, and other regulations may require us to make unintended expenditures that could adversely impact our results of operations.

        Our properties are generally required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The retailers to whom we lease properties are obligated by law to comply with the ADA provisions, and we believe that these retailers may be obligated to cover costs associated with compliance. If required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these retailers to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could materially adversely affect our results of operations or financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could materially adversely affect our results of operations or financial condition and our ability to make distributions to stockholders.

Property taxes on our properties may increase without notice.

        Each of our properties is subject to real property taxes. The real property taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities.

Matters pertaining to particular properties and tenants.

        Twenty-six of our properties were available for sale or lease at December 31, 2003, 25 of which are single-tenant properties and one of which is a multi-tenant property. Seventeen of the properties had been previously leased to child care operators, five to restaurant operators, one to an automotive service operator, one to a grocery store operator, one to a home improvement operator and one to a shoe store operator. At December 31, 2003, 19 of our properties under lease were unoccupied and available for sublease by the tenants, all of which were current with their rent and other obligations.

        Our largest tenant is Children's World Learning Centers which operates child care facilities and accounted for approximately 8.2% of our rental revenue during 2003. In general, a downturn in the child care industry, whether nationwide or limited to specific sectors of the United States, could adversely affect this tenant and other tenants in this industry, which in turn could materially adversely affect our financial position and results of operations and our ability to make distributions to stockholders and debt service payments. In addition, a substantial number of our properties are leased to middle market retail chains which generally have more limited financial and other resources than certain upper market retail chains, and therefore are more likely to be adversely affected by a downturn in their respective business or in the regional or national economy generally.

        Our tenants in the child care, convenience store and restaurant industries accounted for approximately 17.8%, 13.3% and 11.8%, respectively, of our rental revenue during 2003. A downturn in any of these industries generally, whether nationwide or limited to specific sectors of the United States, could adversely affect tenants in those industries, which in turn could materially adversely affect our financial position and results of operations and our ability to make distributions to stockholders and debt service payments.

Our charter contains provisions that may delay, defer or prevent a change of control transaction.

        Our charter contains restrictions upon ownership of our common stock.    Our charter restricts any person from acquiring actual or constructive ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock. See "Restrictions on Ownership and Transfers of Stock." This provision, although intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes, could have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of Realty Income.

        Our board of directors is divided into classes that serve staggered terms.    Our board of directors is divided into three classes with staggered terms. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to complete a change of control transaction even if a tender offer or a change in control were in our stockholders' interests.

        We could issue preferred stock without stockholder approval.    Our charter authorizes our board of directors to issue up to 20,000,000 shares of preferred stock, including convertible preferred stock, without stockholder approval. The board of directors may establish the preferences, rights and other terms of any preferred stock we may issue, including the right to vote and the right to convert into common stock any shares issued. The issuance of preferred stock could delay or prevent a tender offer or a change of control even if a tender offer or a change of control were in our stockholders' interests. In addition, we have designated and authorized the issuance of up to 1,000,000 shares of Class A Junior Participating Preferred Stock in connection with our stockholder rights plan. As of February 20, 2004, we had outstanding 2,745,700 shares of 9.375% Class B Cumulative Redeemable Preferred Stock and 1,380,000 shares of 9.50% Class C Cumulative Redeemable Preferred Stock. See "General Description of Preferred Stock."

        We have a stockholder rights plan.    Each share of our common stock includes the right to purchase one one-hundredth (1/100th) of a share of our Class A Junior Participating Preferred Stock. The rights have anti-takeover effects and would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not approve. We may redeem the shares for $0.01 per right prior to the time that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock. Therefore, the rights should not interfere with any merger or business combination approved by our board of directors. See "Stockholder Rights Plan."

        The ownership restrictions contained in our charter, the staggered terms for directors, the future issuance of preferred stock and our stockholder rights plan may:

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  delay or prevent a change of control over us, even if a change of control might be beneficial to our stockholders;

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  deter tender offers that may be beneficial to our stockholders; or

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  limit stockholders' opportunity to receive a potential premium for their shares if an investor attempted to acquire us or otherwise to effect a change of control.

Terrorist attacks and other acts of violence or war may affect the market on which our common stock trades, the markets in which we operate, our operations and our results of operations.

        Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or the businesses of our tenants.

        Also, the United States is currently engaged in an armed conflict in Iraq which could have an impact on our tenants. The consequences of this or any other armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

        More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in a continuation of the current economic recession in the U.S. or abroad. Any of these occurrences could have a significant adverse impact on our operating results and revenues and may result in volatility of the market price for our common stock.

Other general risks

        Effect of market interest rates on price of common stock.    One of the factors that influences the price of our common stock in public trading markets is the annual yield from distributions on our common stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of our common stock.

        Risks of debt financing.    At February 20, 2004, $110 million in aggregate principal amount of our 7 3/4% Notes due 2007, $100 million in aggregate principal amount of our 8 1/4% Monthly Income Senior Notes due 2008, $20 million in aggregate principal amount of our 8% Notes due 2009, $100 million in aggregate principal amount of our 5 3/8% Senior Notes due 2013 and $150 million in aggregate principal amount of our 5 1/2% Senior Notes due 2015 were outstanding. As a result, we will be subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to meet required payments on our debt, particularly in light of the fact that the interest rate on our credit facility is variable and could increase over time, and the risk that we may be unable to refinance or repay our debt as it comes due. In addition, our credit facility provides that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), we and our subsidiaries may not pay any dividends on our capital stock, including the common stock.

        Dependence on key personnel.    We depend on the efforts of our executive officers and key employees. The loss of the services of any of our executive officers and key employees could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders. It is possible that we will not be able to recruit additional personnel with equivalent experience in the retail, net-leasing industry.

        Dilution of common stock.    Our future growth will depend in large part upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, the interests of holders of common stock could be diluted. The interests of our common stockholders could also be diluted by the issuance of shares of common stock upon the exercise of outstanding options or pursuant to stock incentive plans. Likewise, our Board of Directors is authorized to cause Realty Income to issue preferred stock in one or more series, entitled to such dividends and voting and other rights as the Board of Directors may determine. Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, dividend and other similar rights that could dilute, or otherwise adversely affect, the interests of holders of our common stock.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, the repayment of indebtedness, the development and acquisition of additional properties and other acquisition transactions, and the expansion and improvement of certain properties in our portfolio.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth ratios of earnings to fixed charges for the periods shown. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges consist of interest costs (including capitalized interest) and the amortization of debt issuance costs. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 9.375% Class B cumulative redeemable preferred stock and 9.50% Class C cumulative redeemable preferred stock.

	Year Ended December 31,
	1999		2000		2001		2002		2003
Ratio of Earnings to Fixed Charges	2.7	x	2.6	x	3.5	x	4.3	x	4.1	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.3	x	2.0	x	2.6	x	3.0	x	3.0	x

DESCRIPTION OF DEBT SECURITIES

General

        This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement or a pricing supplement. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture must be in the form filed as an exhibit to the Registration Statement containing this prospectus or in a form incorporated by reference to this prospectus in a post-effective amendment to the Registration Statement or a Form 8-K. The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Because this description of debt securities is a summary, it does not contain all the information that may be important to you. You should read all provisions of our indenture and our debt securities to assure that you have all the important information you need to make any required decisions. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the applicable indenture.

Terms

        The particular terms of any series of our debt securities will be described in a prospectus supplement. Additionally, any applicable modifications of or additions to the general terms of our debt securities described this prospectus and in the applicable indenture will also be described in a prospectus supplement. Accordingly, for a description of the terms of any series of our debt securities, you must refer to both the prospectus supplement relating to those debt securities and the description of the debt securities set forth in this prospectus. If any particular terms of our debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement will control.

        Except as set forth in any prospectus supplement, our debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors, a committee of the Board of Directors or as set forth in the applicable indenture or one or more supplements to the indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series.

        Each indenture will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of our debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        This summary sets forth certain general terms and provisions of the indenture and our debt securities. For a detailed description of a specific series of debt securities, you should consult the prospectus supplement for that series. The prospectus supplement will contain all of the following information:

          (1)   the title of those debt securities;

          (2)   the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

          (3)   the price (expressed as a percentage of the principal amount of those debt securities) at which those debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities that is convertible into common stock or preferred stock, or the method by which any convertible portion of those debt securities shall be determined;

          (4)   if those debt securities are convertible, the terms on which they are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of the common stock or the preferred stock into which those debt securities are convertible;

          (5)   the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;

          (6)   the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

          (7)   the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8)   the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

          (9)   the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option;

          (10) our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

          (11) if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;

          (13) whether those debt securities will be issued in certificated and/or book-entry form, and, if in book-entry form, the identity of the depositary for those debt securities;

          (14) whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification of the indenture;

          (16) any deletions from, modifications of or additions to the events of default or our covenants with respect to those debt securities;

          (17) whether and under what circumstances we will pay any additional amounts on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making this payment;

          (18) the subordination provisions, if any, relating to those debt securities;

          (19) the provisions, if any, relating to any security provided for those debt securities; and

          (20) any other terms of those debt securities.

        If the applicable prospectus supplement provides, we may issue the debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In those cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

        Unless otherwise described in the applicable prospectus supplement, we will pay the principal of (and premium, if any) and interest on any series of debt securities at the applicable trustee's corporate trust office, the address of which will be set forth in the applicable prospectus supplement; provided, however, that, unless otherwise provided in the applicable prospectus supplement, we may make interest payments (1) by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those debt securities, or (2) by wire transfer of funds to the person at an account maintained within the United States.

        Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of those debt securities at the office of any transfer agent we designate for that purpose. In addition, subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent we designate for that purpose. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting that transfer must provide evidence of title and identity satisfactory to us and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time rescind the designation of any transfer agent appointed with respect to the debt securities of any series or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

        Neither we nor any trustee shall be required to

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  issue, register the transfer of or exchange debt securities of any series if that debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of those debt securities and ending at the close of business on

            1.     the day of mailing of the relevant notice of redemption if the debt securities of that series are issuable only in registered form, or

            2.     the day of the first publication of the relevant notice of redemption if the debt securities of that series are issuable in bearer form, or

            3.     the day of mailing of the relevant notice of redemption if those debt securities are issuable in registered form and there is no publication; or

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  register the transfer of or exchange any debt security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

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  exchange any debt security in bearer form so selected for redemption, except in exchange for a debt security of that series in registered form that is simultaneously surrendered for redemption; or

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  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder's option, except the portion, if any, of that debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        Each indenture will provide that we will not consolidate with, sell, lease or convey all or substantially all of our assets to, or merge with or into, any person unless

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  either we shall be the continuing entity, or the successor person (if not us) formed by or resulting from the consolidation or merger or which shall have received the transfer of the assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume (1) our obligation to pay the principal of (and premium, if any) and interest on all the debt securities issued under the indenture and (2) the due and punctual performance and observance of all the covenants and conditions contained in the indenture and in the debt securities;

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  immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any Subsidiary as a result of the transaction as having been incurred, and treating any liens on any property or assets of ours or any Subsidiary that are incurred, created or assumed as a result of the transaction as having been created, incurred or assumed, by us or the Subsidiary at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

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  an officers' certificate and legal opinion covering these conditions shall be delivered to the trustee.

Certain Covenants

        Existence.    Except as permitted under the heading above, entitled "—Merger, Consolidation or Sale of Assets," we will be required under each indenture to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, all material rights (by charter, bylaws and statute) and all material franchises; provided, however, that we shall not be required to preserve any right or franchise if our Board of Directors determines that the preservation thereof is no longer desirable in the conduct of our business.

        Maintenance of Properties.    Each indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will require us to cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of these properties for value in the ordinary course of business.

        Insurance.    Each indenture will require us and each of our Subsidiaries to keep in force upon all of our properties and operations policies of insurance carried with responsible companies in amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

        Payment of Taxes and Other Claims.    Each indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on us, our income, profits or property, or any Subsidiary, its income, profits or property and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which we are contesting in good faith through appropriate proceedings.

        Provisions of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will be required by each indenture, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were subject to those Sections of the Exchange Act to:

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  transmit by mail to all holders of debt securities issued under the indenture, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections;

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  file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

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  supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of these documents to any prospective holder of the debt securities.

        Except as may otherwise be provided in the prospectus supplement relating to any series of debt securities, the term "Subsidiary", as used in the indenture means any other Person of which more than 50% of (a) the equity or other ownership interests or (b) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by us or one or more of our Subsidiaries or a combination thereof.

        Additional Covenants.    If we make any additional covenants with respect to any series of debt securities, those covenants will be set forth in the prospectus supplement relating to those debt securities.

Events of Default, Notice and Waiver

        Unless otherwise provided in the applicable indenture, each indenture will provide that the following events are "events of default" for any series of debt securities issued under it:

          (1)   default for 30 days in the payment of any installment of interest on any Debt Security of that series;

          (2)   default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;

          (3)   default in making any sinking fund payment as required for any Debt Security of that series;

          (4)   default in the performance of any of our other covenants contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), which continues for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

          (5)   default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether the indebtedness exists at the date of the relevant indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;

          (6)   certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries; or

          (7)   any other Event of Default provided with respect to a particular series of debt securities.

The term "Significant Subsidiary" as used above has the meaning ascribed to the term in Rule 1-02 of Regulation S-X promulgated under the Securities Act, as the Regulation was in effect on January 1, 2004.

        If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, that portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after the declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority of the principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if:

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  we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (other than principal which has become due solely as a result of the acceleration), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

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  all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to debt securities of that series have been cured or waived as provided in the indenture.

Each indenture will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except:

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  a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series; or

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  a default in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of the series affected by the default.

        Each indenture will require each trustee to give notice of a default under the indenture to the holders of debt securities within 90 days unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified Responsible Officers of the trustee consider a withholding to be in those holders' interest.

        Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

        Each indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

        Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

        Modifications and amendments of any indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby,

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  change the stated maturity of the principal of, or any installment of principal of, or interest (or premium, if any) on, any debt security;

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  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity of the Original Issue Discount Security or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt security (or reduce the amount of premium payable upon any repayment);

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  change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security when due;

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  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

        The holders of a majority in aggregate principal amount of outstanding debt securities of any series may, on behalf of all holders of debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive covenants in the applicable indenture.

        We, along with the trustee, shall be permitted to modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

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  to evidence the succession of another person to our obligations under the indenture;

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  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

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  to add events of default for the benefit of the holders of all or any series of debt securities;

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  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

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  to change or eliminate any provisions of the indenture, provided that any such change or elimination does not apply to any outstanding debt securities of a series created prior to the date of the amendment or supplement that are entitled to the benefit of that provision;

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  to secure the debt securities;

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  to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of debt securities into common stock or preferred stock;

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  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

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  to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided, however, that this action shall not adversely affect the interests of holders of debt securities of any series in any material respect; or

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  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities, provided, however, that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

        Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver described in the indenture or whether a quorum is present at a meeting of holders of debt securities,

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  the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal of that security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

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  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in (a) above);

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  the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security in the applicable indenture; and

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  debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of the other obligor shall be disregarded.

        Each indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be permitted to be called at any time by the trustee, and also, upon our request or request of the holders of at least 10% in principal amount of the outstanding debt securities of a series, in any case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected thereby, any resolution presented at a meeting or at an adjourned meeting duly reconvened at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of the series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The persons holding or representing a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum for a meeting of holders of that series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of that series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

        Notwithstanding the foregoing provisions, each indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of that series and one or more additional series: (a) there shall be no minimum quorum requirement for the meeting and (b) the principal amount of the outstanding debt securities of all those series that are entitled to vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, upon our request any indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified in our request (except as to certain limited provisions of the indenture which shall survive) when either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) all debt securities of that series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we have irrevocably deposited with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of the deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

        Each indenture will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either to:

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  defease and be discharged from any and all obligations with respect to any series of debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain taxable events with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold money for payment in trust) ("defeasance"); or

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  be released from our obligations with respect to certain covenants (which will be described in the relevant prospectus supplement) applicable to the debt securities under the applicable indenture (which may include, subject to a limited exception, the covenants described under "—Certain Covenants"), and any omission to comply with these obligations shall not constitute a default or an event of default with respect to those debt securities ("covenant defeasance"), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

        A trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. Additionally, in the case of defeasance, an opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture. In the event of defeasance, the holders of those debt securities will thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

        "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

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  the holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security or

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  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made,

then the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of:

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  a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community;

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  the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

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  any currency unit or composite currency other than the ECU for the purposes for which it was established.

        In the event we effect a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause 4 under "—Events of Default, Notice and Waiver" with respect to the specified covenants in the applicable indenture (which covenants would no longer be applicable to those debt securities) or clause 7 thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in currency, currency unit or composite currency in which those debt securities are payable, and Government Obligations on deposit with the applicable trustee, may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. We would, however, remain liable to make payment of the amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating to those debt securities. The terms will include whether the debt securities are convertible into common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Unclaimed Payments

        We will be repaid for all amounts we pay to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, and the holder of that debt security may look only to us for payment of the principal, premium or interest.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

DESCRIPTION OF COMMON STOCK

        We have authority to issue 100,000,000 shares of our common stock, $1.00 par value per share. As of March 10, 2004, we had outstanding 38,009,717 shares of our common stock.

General

        The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that our common stock will be issuable upon conversion of our debt securities or our preferred stock. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and Bylaws.

Terms

        Subject to the preferential rights of any other shares or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of our common stock are entitled to receive dividends when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. Payment and authorization of dividends on our common stock and purchases of those shares by us may be subject to certain restrictions if we fail to pay dividends on the preferred stock. If we were to experience liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in any assets available for distribution to them, after payment or adequate provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock.

        Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Our board of directors is divided into three classes of directors. The terms of the Class I, Class II and Class III directors will expire in 2004, 2005 and 2006, respectively. Each class is chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of us even though a tender offer or change in control might be in the best interest of the stockholders.

        Holders of our common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of our common stock voting for the election of directors can elect all the directors of the class standing for election at the time if they choose to do so and the holders of the remaining shares cannot elect any directors of that class. Holders of shares of common stock do not have preemptive rights, which means they have no right under the Charter, Bylaws, or Maryland law to acquire any additional shares of common stock that may be issued by us at a subsequent date. Holders of shares of common stock have no preference, conversion, exchange, sinking fund, or redemption rights. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations. All shares of common stock now outstanding are, and additional shares of common stock offered will be when issued, fully paid and nonassessable.

        Under the Maryland General Corporation Law or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that any such action shall be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Maryland Business Combination Law

        Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an interested stockholder, or an affiliate thereof are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares. The business combination provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.

Maryland Control Share Acquisitions Law

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any and all of the control shares (except those for which the voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        "Control share acquisition" does not include (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions exempted by the charter or bylaws of the corporation, adopted at anytime before the acquisition of the shares.

        As permitted by the MGCL, the Bylaws contain a provision exempting the Company from the control share acquisition statute any and all acquisitions by any person of the Company's share of stock. There can be no assurance that such provision will not be amended or eliminated by the Board of Directors at any time in the future.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Transfer Agent

        The registrar and transfer agent for our common stock is The Bank of New York.

GENERAL DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue 20,000,000 shares of preferred stock, $1.00 par value per share. As of March 10, 2004, we had outstanding 2,745,700 shares of 9.375% Class B cumulative redeemable preferred stock and 1,380,000 shares of 9.5% Class C cumulative redeemable preferred stock.

General

        The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter (including any applicable articles supplementary designating terms of a series of preferred stock) and our Bylaws. You should review the articles supplementary for the Class B cumulative redeemable preferred stock and the articles supplementary for the Class C cumulative redeemable preferred stock, copies of which may be obtained as described below under "Where You Can Find More Information."

        Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series. Prior to issuance of shares of each series, our board is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. We have no present plans to issue any additional preferred stock. Any additional preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The following discussion is applicable to any additional preferred stock that we may issue.

        You should refer to the prospectus supplement relating to the preferred stock offered thereby for specific terms of and other information concerning the preferred stock, including:

          (1)   the title of the preferred stock;

          (2)   the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

          (3)   the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

          (4)   whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

          (5)   the procedures for any auction and remarketing, if any, for the preferred stock;

          (6)   the provision for a sinking fund, if any, for the preferred stock;

          (7)   any voting rights of the preferred stock;

          (8)   the provision for redemption, if applicable, of the preferred stock;

          (9)   any listing of the preferred stock on any securities exchange;

          (10) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

          (11) a discussion of federal income tax considerations applicable to the preferred stock;

          (12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

          (13) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

          (14) whether liquidation preferences on preferred stock will be counted as liabilities of ours in determining whether distributions to junior stockholders can be made under the MGCL;

          (15) any limitations on issuance of any series or class of preferred stock ranking senior to or on a parity with such series or class of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

          (16) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs rank:

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  senior to all classes or series of common stock and to all equity securities ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding us up;

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  on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and

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  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs.

        For these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

        Holders of shares of our preferred stock of each series or class shall be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of such series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

        If any shares of preferred stock of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

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  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the preferred stock of such series or class for all past dividend periods and the then current dividend period; or

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  if the series or class of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred stock of such series or class.

        When dividends are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends authorized on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that series or class and such other series or class of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of preferred stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) and such other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series or class that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless: if that series or class of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common stock or other stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or upon liquidation, nor shall the common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon liquidation).

        Any dividend payment made on shares of a series or class of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

Redemption

        If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

        The prospectus supplement relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless:

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  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

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  if the series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class.

        If fewer than all the outstanding shares of preferred stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us, provided that any such method would not adversely affect our REIT status.

        Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of preferred stock of any series or class to be redeemed at the address shown on our stock transfer books. Each notice shall state:

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  The redemption date;

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  The number of shares and series or class of the preferred stock to be redeemed;

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  The redemption price;

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  The place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

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  That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

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  The date on which the holder's conversion rights, if any, as to those shares shall terminate.

        If fewer than all the shares of preferred stock of any series or class are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the shares of preferred stock, the shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of preferred stock of any series or class, the board of directors may fix a record date for the determination of shares of the series or class of preferred stock to be redeemed.

        Notwithstanding the foregoing, the persons who were holders of record of shares of any class or series of preferred stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those shares of preferred stock will not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

        Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred stock in the open market, by tender or by private agreement.

Liquidation Preference

        Upon any voluntary or involuntary liquidation or dissolution of us or winding up of our affairs, then, before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to any series or class of the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of that series or class of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

        Except as may be set forth in the applicable prospectus supplement, whenever dividends on any shares of preferred stock shall be in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two and the holders of such series or class of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable in the election of those two directors) will be entitled to vote for the election of a total of two additional directors to our Board of Directors at a special meeting called by Realty Income at the request of the holders of record of at least 10% of the outstanding shares of any class or series of preferred stock upon which voting rights have been conferred and are exercisable (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on those shares of preferred stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of the preferred stock to elect those two directors will cease and the term of office of the two directors will automatically terminate and the number of directors constituting the Board of Directors will be reduced accordingly.

        If a special meeting is not called by us within 30 days after a request from the holders of preferred stock as described above, then the holders of record of at least 10% of the outstanding shares of any class or series of preferred stock upon which voting rights have been conferred and are exercisable may designate a holder to call the meeting at our expense.

        So long as any shares of any class or series of preferred stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of any class or series of preferred stock outstanding at the time that is affected by the following, given in person or by proxy, either in writing or at a meeting (with each series or class of preferred stock that is affected by the following voting separately as a class):

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  Authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that series or class of preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares;

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  Amend, alter or repeal any of the provisions of our charter, including the articles supplementary for such series or class of preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of preferred stock or the holders thereof; or

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  Enter into any share exchange that affects such series or class of preferred stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this paragraph each share of such series or class of preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of such series or class of preferred stock;

provided that any amendment to our charter to authorize any increase in the amount of the authorized preferred stock or common stock or the issuance of any other class or series of preferred stock or any increase in the amount of authorized or outstanding shares of such series or class or any other series or class of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series or class with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the series or class of preferred stock or the holders thereof.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of such series or class of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Transfer Agent

        The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF STOCK

Internal Revenue Code Requirements

        To maintain our REIT status under the Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Transfer Restrictions in Charter

        Because we expect to continue to qualify as a REIT, our charter contains restrictions on the ownership and transfer of common stock which are intended to assist us in complying with applicable Code requirements. Our charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock, Class B cumulative redeemable preferred stock or Class C cumulative preferred stock, appropriately referred to as the ownership limit. The constructive ownership rules of the Code are complex, and may cause shares of common stock or preferred stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of common stock or preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock or preferred stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to constructively own more than 9.8% of our outstanding common stock or preferred stock and thus violate the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors. Our board of directors may, but in no event is required to, exempt from the ownership limit a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such exemption, the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the our REIT status.

        Our charter further prohibits (1) any person from actually or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (2) any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts to acquire actual or constructive ownership of shares of our stock that would violate any of the foregoing restrictions on transferability and ownership is required to give notice to us immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the holders of two-thirds of all shares entitled to vote on the matter, as required by our charter. Except as otherwise described above, any change in the ownership limit would require an amendment to the charter.

Effect of Violation of Transfer Provisions

        According to our charter, if any purported transfer of stock or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in the charter or as otherwise permitted by our board of directors, or result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, then the number of shares that would otherwise cause such violation or result will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by us as beneficiary. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such shares to a person or entity who could own the shares without violating the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors, and distribute to the prohibited transferee or prohibited owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for such shares or the net sales proceeds received by the trust for such shares.

        In the case of a transfer for no consideration (such as a gift), the trustee will be required to sell such shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price (described in our charter) of such shares as of the date of the event resulting in the transfer or the net sales proceeds received by the trust for such shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any such shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such shares.

        Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast that vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit or any other limit as provided in our charter or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

        In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

        If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

        All certificates representing shares of our common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Realty Income that might involve a premium price for the common stock or otherwise be in the best interest of stockholders.

        As set forth in the Treasury Regulations, every owner of a specified percentage (or more) of the outstanding shares of our stock must file a completed questionnaire with us containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of our shares of stock. Under our charter, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of stock on our status as a REIT and to ensure compliance with the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RELATED TO OUR REIT ELECTION

        The following is a summary of the federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus will be provided in the applicable prospectus supplement that relates to those securities.

        The information in this section is based on:

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  the Internal Revenue Code;

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

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  the legislative history of the Internal Revenue Code;

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  current administrative interpretations and practices of the Internal Revenue Service; and

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  court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

        You are urged to consult the applicable prospectus supplement, as well as your tax advisors, regarding the tax consequences to you of:

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  the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

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  our election to be taxed as a REIT for federal income tax purposes; and

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  potential changes in the tax laws.

Taxation of the Company

        General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1994. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled "—Failure to Qualify."

        The sections of the Internal Revenue Code and corresponding Treasury Regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        Latham & Watkins LLP has acted as our tax counsel in connection with the filing of this prospectus. Latham & Watkins LLP has rendered an opinion to us dated March 11, 2004 to the effect that, commencing with our taxable year ended December 31, 1994, (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and (ii) our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Our tax counsel has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "—Failure to Qualify".

        Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. We will be required to pay federal income tax, however, as follows:

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  First, we will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  Second, we may be required to pay the "alternative minimum tax" on our items of tax preference under certain circumstances.

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  Third, if we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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  Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but have maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

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  Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

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  Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire an asset from the C corporation.

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  Eighth, we will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a "taxable REIT subsidiary" of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. See "Penalty Tax" below.

        Requirements for qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   that issues transferable shares or transferable certificates to evidence its beneficial ownership;

          (3)   that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

          (4)   that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (5)   that is beneficially owned by 100 or more persons;

          (6)   not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

          (7)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

        We believe that we have satisfied conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares.

These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in "Restrictions on Ownership and Transfers of Stock" in this Prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "—Failure to Qualify."

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        Ownership of a partnership interest.    We may from time to time own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of the Partnerships." The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

        We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT.

        Ownership of Interests in Qualified REIT Subsidiaries.    We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, our qualified REIT subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer that constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below under "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is required to pay federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. We may from time to time own interests in taxable REIT subsidiaries. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described above concerning taxable REIT subsidiaries. See "—Asset Tests."

        Income Tests.    We must satisfy two gross income requirements annually to maintain our status as a REIT:

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  First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments; and

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  Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from a taxable REIT subsidiary of ours, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

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  Rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent we receive under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property;" and

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  We generally must not operate or manage our property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may in the future take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of the Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

        Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT.

Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

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  Amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property;

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  Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimisexception;

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  The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties, and the charges for such services are substantially comparable;

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  Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, and the charge for the services is separately stated; and

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  The taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost of furnishing or rendering the service.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

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  First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds;

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  Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test;

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  Third, of the securities included in the 25% asset class and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of any one issuer's outstanding securities; and

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  Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        The 10% value limitation and the 20% asset test are effective for taxable years ending after December 31, 2000.

        As of the date of this prospectus, we own 100% of the outstanding stock of Crest Net Lease. Crest Net Lease has elected, together with us, to be treated as a taxable REIT subsidiary. So long as Crest Net Lease qualifies as taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of its securities. We or Crest Net Lease may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not and will not exceed 20% of the value of our gross assets. With respect to each issuer in which we own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation, the 10% value limitation and the 5% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value.

        The asset tests must be satisfied not only at the end of the quarter during which we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy the asset tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% (95% for taxable years beginning before January 1, 2001) of our "REIT taxable income"; and

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  90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of our non-cash income items over 5% of "REIT taxable income" as described below.

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

        We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

        In addition, we will be required to pay a 4% excise tax to the extent the amount we actually distribute for any calendar year is less than the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for such year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

        General.    From time to time, we may own, directly or indirectly, interests in various partnerships and limited liability companies. We expect these will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by the partnerships and limited liability companies in which we own an interest, including their shares of the assets of any subsidiary partnerships and limited liability companies. See "—Taxation of the Company."

        Our ownership interests in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships (or disregarded entities), as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and the REIT income tests (see "—Asset Tests" and "—Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

        Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members.

These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on us.

New Legislation

        The maximum tax rate for non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) "qualified dividend income" has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT's dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as "capital gain dividends." Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from us will be described, in the applicable prospectus supplement.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock. Our common stock is currently listed on the NYSE. Unless otherwise specified in the related prospectus supplement, any shares of common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange or Nasdaq, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the securities.

STOCKHOLDER RIGHTS PLAN

        On June 10, 1998, our Board of Directors declared a dividend distribution of one preferred share purchase right, or right, for each outstanding share of our common stock to stockholders of record at the close of business on July 1, 1998. When exercisable, each right entitles the registered holder to purchase from us one one-hundredth (1/100th) of a share of our Class A Junior Participating Preferred Stock, or Class A Preferred Stock, at a price of $104.50 per one one-hundredth of a Class A Preferred share, subject to adjustment. Initially, the rights will be attached to all outstanding shares of our common stock, and no separate rights certificates will be distributed. Our Board of Directors also authorized the issuance of one right with respect to each share of our common stock that we issue between June 10, 1998 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement, dated as of June 25, 1998 between us and The Bank of New York). Each share of our common stock offered hereby will have upon issuance one right attached.

        The rights will become exercisable and will detach from our common stock upon the earlier of (1) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of our common stock, or (2) the tenth business day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 15% or more of our common stock; the earlier of (1) and (2) is referred to as the Distribution Date. If a person or group acquires beneficial ownership of 15% or more of our outstanding common stock (except pursuant to certain cash tender offers for all outstanding common stock approved by our Board of Directors) or if we are the surviving corporation in a merger and our common stock is not changed or exchanged, each right will entitle the holder, subject to exceptions, to purchase, at the right's then current exercise price, that number of shares of our common stock having a market value equal to twice the exercise price. Similarly, if after the rights become exercisable, we merge or consolidate with, or sell 50% or more of our assets or earning power to, another person, each right will then entitle the holder to purchase, at the right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

        The rights may be redeemed in whole, but not in part, at a price of $0.01 per right by our Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock. The Board of Directors may, under certain circumstances, extend the period during which the rights are redeemable or postpone the Distribution Date. The rights will expire on July 1, 2008, unless earlier redeemed.

        For a more complete summary of the terms of the rights, the Rights Agreement and the Class A Preferred Stock, you should review the information in our Form 8-A filed with the SEC on June 26, 1998, which is incorporated by reference in this prospectus. The summary of selected provisions of the rights, the Rights Agreement and the Class A Preferred Stock appearing above and in the Form 8-A is not complete, and those summaries are qualified in their entirety by reference to the Rights Agreement and the articles supplementary establishing the Class A Preferred Stock. You should review the Rights Agreement and the articles supplementary for the Class A Preferred Stock, copies of which may be obtained as described below under "Where You Can Find More Information."

EXPERTS

        The consolidated financial statements and financial statement Schedule III of Realty Income Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities will be passed upon for us by Venable LLP and Latham & Watkins LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC's public reference rooms. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http:/ /www.sec.gov. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

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  Incorporated documents are considered part of this prospectus;

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  We can disclose important information to you by referring you to those documents; and

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  Information that we file with the SEC will automatically update and supersede this prospectus.

        We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

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  Our Annual Report on Form 10-K for the year ended December 31, 2003;

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  Our Definitive Proxy Statement on Schedule 14A filed on March 10, 2004;

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  The description of our 8 1/4% Monthly Income Senior Notes contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description.

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  The description of our Class A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A (File No. 001-13374) filed on June 26, 1998;

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  The description of our 9 3/8% Class B Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description; and

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  The description of our 9 1/2% Class C Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description.

        If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the offering:

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  Reports filed under Sections 13(a) and (c) of the Exchange Act;

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  Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

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  Any reports filed under Section 15(d) of the Exchange Act.

        As described above, we incorporate by reference into the prospectus specified documents that we have filed or may file with the SEC under the Exchange Act. However, no document that we have "furnished" or may in the future "furnish" with the SEC pursuant to the Exchange Act shall be incorporated by reference into the prospectus. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by writing or telephoning us at the following address:

  Realty Income Corporation
  Attention: Investor Relations
  220 West Crest Street
  Escondido, CA 92025-1707
  (760) 741-2111

OTHER INFORMATION

        During 2003, Realty Income and Crest Net Lease, acquired 86 properties operated as National Tire and Battery stores. TBC Corporation is the lessee of these 86 properties, referred to as the TBC properties. We acquired the TBC properties for $135.7 million.

        During 2003, Realty Income and Crest Net Lease acquired 114 properties operated as Pantry convenience stores. The Pantry, Inc. is the lessee of these 114 properties, referred to as the Pantry properties. We acquired the Pantry properties for $94.5 million.

        The TBC properties and the Pantry properties were acquired through sales leaseback transactions whereby the properties were leased on a long-term basis immediately after acquisition to a single tenant (the seller lessee) under net leases that transfer all of the properties' nonfinancial operating and holding costs to the seller lessee. These acquisitions in the aggregate comprised a majority of the dollar amount of total acquisitions made by us during 2003.

        Set forth below is certain condensed financial information of TBC Corporation and The Pantry Inc. which is taken from their annual reports on Form 10-K for the years ended December 31, 2002 and September 25, 2003, respectively, as filed with the SEC under the Securities Exchange Act of 1934, as amended, and their quarterly reports on Form 10-Q for the quarters ended September 30, 2003 and December 25, 2003, respectively, as filed with the Commission.

        The information and financial data contained herein concerning TBC Corporation and The Pantry, Inc. was obtained and has been condensed from their public filings under the Exchange Act. Their financial data presented includes only the most recent interim and fiscal year end reporting periods. We can make no representation as to the accuracy and completeness of the public filings of TBC Corporation and The Pantry, Inc. but have no reason not to believe the accuracy and completeness of such filings. It should be noted that TBC Corporation and The Pantry, Inc. have no duty, contractual of otherwise, to advise us of any events which might have occurred subsequent to the date of such publicly available information which could affect the significance or accuracy of such information.

        TBC Corporation and The Pantry, Inc. are subject to the information filing requirements of the Exchange Act, and, in accordance herewith, are obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the offices of the Commission at 450 Fifth Street, N.W. Washington D.C., and should also be available at the following Regional Offices of the Commission: Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

        The following table summarizes the current assets, noncurrent assets, current liabilities, noncurrent liabilities, net sales or total revenue, gross profits, income from continuing operations and net income for TBC Corporation and The Pantry, Inc. as of or for the nine months ended September 30, 2003, and as of and for the three months ended December 25, 2003, respectively, and the most recent fiscal year end (dollars in thousands).

As of or for the:	TBC Corporation Nine months ended September 30, 2003	The Pantry, Inc. Three months ended December 25, 2003
Current assets	$407,153	$194,210
Noncurrent assets	231,481	797,760
Current liabilities	217,631	179,397
Noncurrent liabilities	167,961	678,384
Net sales or total revenue	947,789	751,336
Gross profits	299,259	140,363
Income from continuing operations	23,860	4,937
Net income	23,860	4,937
As of or for the fiscal year ended:	TBC Corporation December 31, 2002	The Pantry, Inc. September 25, 2003
Current assets	$317,773	$200,153
Noncurrent assets	156,098	714,012
Current liabilities	151,157	182,699
Noncurrent liabilities	99,594	602,801
Net sales or total revenue	1,109,663	2,776,361
Gross profits	301,843	510,804
Income from continuing operations	27,382	11,504
Net income	27,382	11,504

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the Securities are as follows:

Securities Act Registration Fee	$101,360
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	40,000
Miscellaneous	35,000

Total	376,360

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from

  •
  actual receipt of an improper benefit or profit in money, property or services or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer or any individual who, while serving as one of our directors and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as one of our present or former director or officer. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or any individual who, while serving as one of our directors and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or our predecessor.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        We have entered into indemnification agreements with our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

ITEM 16. EXHIBITS

        See Exhibit Index.

ITEM 17. UNDERTAKINGS

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on March 10, 2004.

REALTY INCOME CORPORATION
By:	/s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice-President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2004.

Signature	Title
* Thomas A. Lewis	Vice Chairman of the Board and Chief Executive Officer
* Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
* Gregory J. Fahey	Vice President, Controller (Principal Accounting Officer)
* William E. Clark	Chairman of the Board
* Kathleen R. Allen, Ph.D.	Director
* Donald R. Cameron	Director
* Roger P. Kuppinger	Director

* Michael D. McKee	Director
* Willard H. Smith Jr.	Director

*By:	/s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Attorney-in-fact

EXHIBIT INDEX

Exhibit Number
1.1	Form of Underwriting Agreement for Debt Securities*
1.2	Form of Underwriting Agreement for Equity Securities*
3.1	Articles of Incorporation (filed as Appendix B to our Proxy Statement dated March 28, 1997 (the "Proxy Statement") filed with the Commission on March 28, 1997 and incorporated herein by reference)
3.2	Bylaws (filed as Appendix C to the Company's 1997 Proxy Statement and incorporated herein by reference)
3.3	Amendment to the Bylaws (filed as Exhibit 3.6 to Reality Income's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference)
3.4
Articles Supplementary of the Class A Junior Participating Preferred Stock of Realty Income Corporation (filed as exhibit A of exhibit 1 to Realty Income's registration statement on Form 8-A, dated June 26, 1998, and incorporated herein by reference)
3.5
Articles Supplementary to the Articles of Incorporation of Realty Income Corporation classifying and designating the Class B Preferred Stock (as filed as exhibit 4.1 to Realty Income's Form 8-K, dated May 24, 1999, and incorporated herein by reference)
3.6
Articles Supplementary to the Articles of Incorporation of Realty Income Corporation classifying and designating the Class C Preferred Stock (filed as exhibit 4.1 to Realty Income's Form 8-K, dated July 29, 1999, and incorporated herein by reference)
4.1	Indenture dated as of May 6, 1997 between the Company and The Bank of New York (filed as Exhibit 4.1 to the Company's Form 8-K dated May 5, 1997 and incorporated herein by reference)
4.2	Form of Debt Security*
4.4	Pricing Committee Resolutions and Form of 7.75% Notes due 2007 (filed as Exhibit 4.2 to the Company's Form 8-K dated May 5, 1997 and incorporated herein by reference)
4.5	First Supplemental Indenture dated as of May 28, 1997, between the Company and The Bank of New York (filed as Exhibit 4.3 to the Company's Form 8-B and incorporated herein by reference)
4.6
Rights Agreement, dated as of June 25, 1998, between Realty Income Corporation and The Bank of New York (filed as exhibit 1 to the Company's registration statement on Form 8-A, dated June 26, 1998, and incorporated herein by reference)
4.7	Pricing Committee Resolutions (filed as exhibit 4.2 to Realty Income's Form 8-K, dated October 27, 1998 and incorporated herein by reference)
4.8	Form of 8.25% Notes due 2008 (filed as an exhibit to Realty Income's Form 8-K, dated October 27, 1998 and incorporated herein by reference)
4.9	Indenture dated as of October 28, 1998 between Realty Income and The Bank of New York (filed as exhibit 4.1 to Realty Income's Form 8-K, dated October 27, 1998 and incorporated herein by reference)
4.10	Pricing Committee Resolutions and Form of 8% Notes due 2009 (filed as exhibit 4.2 to Realty Income's Form 8-K, dated January 21, 1999, and incorporated herein by reference)
4.11	Form of 5 3/8% Senior Notes due 2013 (filed as exhibit 4.2 to Realty Income's Form 8-K, dated March 5, 2003 and incorporated herein by reference)

4.12
Officer's Certificate pursuant to sections 201, 301 and 303 of the Indenture dated October 28, 1998 between Realty Income and The Bank of New York, as Trustee, establishing a series of securities entitled 5 3/8% Senior Notes due 2013 (filed as exhibit 4.3 to Realty Income's Form 8-K, dated March 5, 2003 and incorporated herein by reference)
4.13		Form of 5 1/2% Senior Notes due 2015 (filed as exhibit 4.2 to Realty Income's Form 8-K, dated November 19, 2003 and incorporated herein by reference)
4.14
Officer's Certificate pursuant to sections 201, 301 and 303 of the Indenture dated October 28, 1998 between Realty Income and The Bank of New York, as Trustee, establishing a series of securities entitled 5 1/2% Senior Notes due 2015 (filed as exhibit 4.3 to Realty Income's Form 8-K, dated November 19, 2003 and incorporated herein by reference)
5.1		Opinion of Venable LLP regarding the validity of the certain of the Securities being registered
5.2		Opinion of Latham & Watkins LLP regarding the validity of the certain of the Securities being registered
8.1		Opinion of Latham & Watkins LLP regarding tax matters
12
Statement of Computation of Ratios of Earnings to Fixed Charges (filed as exhibit 12.1 to Realty Income's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference)
23.1		Consent of KPMG LLP
23.2		Consent of Venable LLP (included in Exhibit 5.1)
23.3		Consent of Latham & Watkins LLP (included in Exhibit 5.2)
23.4		Consent of Latham & Watkins LLP (included in Exhibit 8.1)
24	+	Power of Attorney (included on signature page to the Registration Statement)
25		Statement of Eligibility of trustee on Form T-1*

+
Previously filed.

*
To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b) in connection with the offering of the applicable offered securities.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
THE COMPANY
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
GENERAL DESCRIPTION OF PREFERRED STOCK
RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATED TO OUR REIT ELECTION
PLAN OF DISTRIBUTION
STOCKHOLDER RIGHTS PLAN
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
OTHER INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX